News Release

For Further Information:
Jessica Ramsey, 248.559.0840
ir@cnfrh.com

For Immediate Release

Conifer Holdings Reports Preliminary Fourth Quarter and Full Year 2015 Results Investor Conference Call on Final Results Scheduled for February 23rd at 8:30 a.m. ET

Birmingham, MI, February 10, 2016 - Conifer Holdings, Inc. (Nasdaq:CNFR) today reported preliminary results for the fourth quarter of 2015, reflecting increased net premiums written and an anticipated net loss per share for the 2015 fourth quarter and full year. Net premiums written increased 29% for the fourth quarter and 20% for the 2015 full year, compared to the same periods in 2014. The increase in premiums is the result of our continuing strategic growth initiatives. Audited results are expected to be reported on February 22, 2016.

The Company expects to report a net loss allocable to common shareholders of approximately $0.30 per share for the 2015 fourth quarter and $0.06 per share for the 2015 full year. The 2015 fourth quarter loss was primarily the result of:

•	Underwriting losses in the personal automobile business which is in run-off

•	Reserve strengthening in the commercial automobile line

•	An increase in expense ratio resulting chiefly from the addition of new underwriting teams

Jim Petcoff, Chairman and CEO, said “While we are obviously disappointed in the fourth-quarter results, we remain committed to building long-term shareholder value. We see our investment in new underwriting teams as integral to that goal. However, our quarter-to-quarter results may fluctuate as we take current actions to promote future gains.”

Underwriting Results:
The Company's 2015 underwriting results were negatively impacted by losses in the personal automobile line of business, which is in run-off, and an increase in the severity of claims related to the commercial automobile line of business. The table below details the impact on the Company’s loss ratio relating to these items:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Loss ratio	59.3%	61.4%	56.8%	68.6%
Impact of personal automobile; in run-off	3.0%	7.2%	3.0%	4.5%
Impact of commercial automobile reserve strengthening	0.7%	—%	1.3%	—%
Other net reserve adverse (favorable) development	2.7%	2.7%	(0.8)%	(1.4)%
Adjusted loss ratio	52.9%	51.5%	53.3%	65.5%

The personal automobile line incurred losses included $670,000 and $1.2 million of adverse development during the three and twelve months ended December 31, 2015, respectively, primarily due to greater-than-expected severity of run-off claims. The commercial automobile line incurred losses included $140,000 and $835,000 of reserve strengthening during the three and twelve months ended December 31, 2015, respectively, which was primarily due to greater than expected new claim reports and severity.
The table below summarizes the Company's expected combined ratios for the fourth quarter and full year 2015, as compared to the same 2014 periods.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Underwriting ratios:
Loss ratio	59.3%	61.4%	56.8%	68.6%
Expense ratio	54.1%	40.7%	45.3%	45.2%
Combined ratio	113.4%	102.1%	102.1%	113.8%

Impact of prior year adverse (favorable) development	6.9%	0.4%	2.1%	(2.0)%
Accident year combined ratio	106.5%	101.7%	100.0%	115.8%

The Company expects to report an accident year combined ratio of approximately 106.5% and 100.0% for the three and twelve months ended December 31, 2015, respectively.

Mr. Petcoff said “In light of our results, we have refocused efforts to ensure that our expense structure does not outpace our premium growth. These efforts, coupled with our growing earned premium base, should help lower our expense ratio over time.”

Earnings Conference Call
The Company will hold a conference call/webcast on Tuesday, February 23rd, at 8:30 a.m. ET to discuss results for the fourth quarter and year ended December 31, 2015. The company expects to release financial results on Monday, February 22nd, after the close of the market.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:        On the Event Calendar at IR.CNFRH.com
Conference Call:    888-243-4451 (domestic) or 412-542-4135 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

Individuals who listen to the call should refer to Conifer Holdings’ audited consolidated financial statements and related notes for the year ended December 31, 2014, included in the company’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on August 13, 2015.

Forward-Looking Statements
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include the occurrence of severe weather conditions and other catastrophes, the cyclical nature of the insurance industry, future actions by regulators, our ability to obtain reinsurance coverage at reasonable rates, the effects of competition and the additional factors set forth in “Risk Factors” in the prospectus included in our registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2015, and in subsequent reports filed with or furnished to the SEC.  Except as may be required by any applicable laws, Conifer assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About the Company
Conifer Holdings, Inc. is a Michigan-based insurance holding company formed in 2009. Through its subsidiaries, Conifer offers insurance coverage in both specialty commercial and specialty personal product lines marketing through independent agents in 50 states. The company completed its initial public offering in August 2015 and is traded on the Nasdaq Global Market under the symbol CNFR.  Additional information is available on the company's website at IR.CNFRH.com.